Exhibit 99.1

Google Appoints Ann Mather to its Board of Directors

Mather to Chair Google’s Audit Committee

MOUNTAIN VIEW, Calif. – November 29, 2005 – Google Inc. (NASDAQ: GOOG) today announced it has appointed Ann Mather to its Board of Directors. As a corporate finance executive who has driven accounting and strategic business initiatives for some of the world’s most recognized brand names for nearly 25 years, Mather will also serve as Chairperson for Google’s Audit Committee. Mather’s appointment was effective November 22, 2005.

“Ann Mather is an extraordinary leader in the financial community, and her experience abroad is a great enhancement to the Board’s global perspective,” said Eric Schmidt, chief executive officer of Google. “We look forward to engaging Ann’s vast accounting expertise as Chair of our Audit Committee.”

“I’m one of Google’s biggest fans, and I believe whole-heartedly in its ability to help make the world a better place. I look forward to working with the esteemed Board to help guide Google’s finance and accounting platform,” said Mather.

Ms. Mather has been a director on the Board of the Central European Media Enterprises group since April 2004, and serves on its Audit and Compensation Committees. She served as a director for Shopping.com from May 2004 until it was acquired by Ebay in 2005. She was Chair of Shopping.com’s Audit Committee, and was a member of their Corporate Governance and Nominating Committee.

From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer for Pixar. At Pixar she was responsible for finance, administration, business affairs, investor relations and HR. She was Pixar’s prime contact with Disney on distribution issues as part of the Disney/Pixar co-production agreement, served as the Company Secretary, and helped supervise construction of a new campus.

Prior to joining Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, and held various executive positions at the Walt Disney Company in Los Angeles from 1993 to 1999, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. From 1992 to 1993 she worked for Disney in Paris to help start the international theatrical distribution arm in ten European countries.

Ms. Mather held various executive positions in Europe before joining Disney, including Alico (a division of AIG), and Paramount Pictures. While at Paramount, from 1984 to 1988, she worked in London, Amsterdam and New York. Prior to working for Paramount, she was based in London, where she worked for KPMG from 1981 to 1984.

Ms. Mather holds an MA from Cambridge University in England.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

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Media Contacts:

Lynn Fox

Google Inc.

(650) 253-2642

lfox@google.com